Exhibit 99.1

Financial Contact:     Mimi E. Vaughn (615) 367-7386
Media Contact:    Claire S. McCall (615) 367-8283

GENESCO REPORTS FIRST QUARTER FISCAL 2018 RESULTS

NASHVILLE, Tenn., May 25, 2017 -- Genesco Inc. (NYSE: GCO) today reported earnings from continuing operations for the first quarter ended April 29, 2017, of $1.0 million, or $0.05 per diluted share, compared to earnings from continuing operations of $10.6 million, or $0.50 per diluted share, for the first quarter ended April 30, 2016. Fiscal 2018 first quarter results reflect a pretax asset impairment charge of $0.1 million, or $0.01 per diluted share after tax. Fiscal 2017 first quarter results reflect pretax items of $3.6 million, or $0.12 per share after tax, including $3.4 million of asset impairment charges and $0.2 million in other legal matters.

Adjusted for the items described above in both periods, earnings from continuing operations were $1.1 million, or $0.06 per diluted share, for the first quarter of Fiscal 2018, compared to earnings from continuing operations of $13.0 million, or $0.62 per diluted share, for the first quarter of Fiscal 2017. For consistency with Fiscal 2018’s previously announced earnings expectations and with previously reported adjusted results for the prior year period, the Company believes that the disclosure of the results from continuing operations adjusted for these items will be useful to investors. A reconciliation of earnings and earnings per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles with the adjusted earnings and earnings per share numbers presented in this paragraph is set forth on Schedule B to this press release.

Net sales for the first quarter of Fiscal 2018 decreased 0.8% to $643 million from $649 million in the first quarter of Fiscal 2017. Consolidated first quarter 2018 comparable sales, including same store sales and comparable e-commerce and catalog sales, decreased 1%, with a 5% decrease in the Journeys Group, a 1% increase in the Lids Sports Group, a 10% increase in the Schuh Group, and a 3% decrease in the Johnston & Murphy Group. Comparable sales for the Company included a 4% decrease in same store sales and a 28% increase in direct sales.

Robert J. Dennis, chairman, president and chief executive officer of Genesco, said, “Our first quarter performance reflects a number of challenges, many of which were expected, early in the new fiscal year. Consolidated comparable sales were pressured by weak store traffic in our U.S. businesses, which we believe was due in part to federal income tax refund delays, and by the impact from the significant fashion rotation at Journeys. This was partially offset by very strong growth in digital channel sales. The combination of a 1% comp decline, expense deleverage on lower sales, gross margin headwinds at Journeys and Lids, that were especially pronounced in the first quarter, and increased marketing and digital investment resulted in earnings substantially lower than last year and a little below our internal forecasts.

“While Journeys continues to make good progress adjusting its product offering to better reflect current consumer demand, we now believe Journeys’ comp recovery will take longer to materialize than previously expected due to a more significant slowdown in the declining part of its merchandise assortment. In addition, we have adopted a more conservative outlook for store-based sales given the anemic level of mall traffic year-to-date and the more pronounced shift in consumer spending away from stores to online. Therefore, we now expect adjusted diluted earnings per share for the year in the range of $3.90 to $4.05, compared to our previously issued guidance range of $4.40 to $4.55.” These expectations do not include expected non-cash asset impairments and other charges, estimated in the range of $5.3

Exhibit 99.1

million to $6.3 million pretax, or $0.18 to $0.21 per share after tax, for the full fiscal year.  They also do not include certain tax effects related to equity grants pursuant to the newly effective ASU 2016-09, estimated at $0.09 per share after tax. This guidance assumes comparable sales are flat to up to 1% for the full year. A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to U.S. Generally Accepted Accounting Principles is included in Schedule B to this press release.

Dennis concluded, “While we are disappointed with our lower guidance, our second quarter comp trend through Saturday, May 20, is better than what we experienced in the first quarter, in particular for Journeys. Despite the slow start to the year, we believe that the strategies we are executing will result in improved sales and margin trends, particularly in the back half, as the year progresses and drive profitable growth and increased shareholder value over the long-term.”

Conference Call and Management Commentary
The Company has posted detailed financial commentary in writing on its website, www.genesco.com, in the investor relations section. The Company's live conference call on May 25, 2017 at 7:30 a.m. (Central time), may be accessed through the Company's internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Cautionary Note Concerning Forward-Looking Statements
This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, expenses, margins, growth and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates and projections reflected in forward-looking statements, including the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the timing and amount of non-cash asset impairments related to retail store fixed assets and intangible assets of acquired businesses; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; the level of chargebacks from credit card users for fraudulent purchases or other reasons; weakness in the consumer economy and retail industry; competition in the Company's markets, including online; fashion trends that affect the sales or product margins of the Company's retail product offerings; weakness in shopping mall traffic and challenges to the viability of malls where the Company operates stores, related to planned closings of anchor and department stores or other factors; the imposition of tariffs on imported products or the disallowance of tax deductions on imported products; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers or the inability of wholesale customers or consumers to obtain credit; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union, including potential effects on consumer demand, currency exchange rates, and the supply chain; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons; and the performance of athletic teams, the participants in major sporting events such as the Super Bowl and World Series, developments with respect to certain individual athletes, and other sports-related events or changes that may affect period-to-period comparisons in the Company's Lids Sports Group retail businesses. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and control occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration

Exhibit 99.1

in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company's shares; variations from expected pension-related charges caused by conditions in the financial markets; disruptions in the Company’s information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.
Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,750 retail stores and leased departments throughout the U.S., Canada, the United Kingdom, the Republic of Ireland and Germany, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Schuh, Schuh Kids, Little Burgundy, Lids, Locker Room by Lids, Lids Clubhouse, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.shibyjourneys.com, www.schuh.co.uk, www.littleburgundyshoes.com, www.johnstonmurphy.com, www.lids.com, www.lids.ca, www.lidslockerroom.com, www.lidsclubhouse.com, www.neweracap.com, www.trask.com, and www.dockersshoes.com.  The Company's Lids Sports Group division operates the Lids headwear stores, the Locker Room by Lids and other team sports fan shops and single team clubhouse stores.   In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, G.H. Bass & Co., and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Exhibit 99.1

GENESCO INC.

Consolidated Earnings Summary
	Three Months Ended
	Apr. 29,	Apr. 30,
In Thousands	2017	2016
Net sales	$643,368	$648,793
Cost of sales	324,455	319,096
Selling and administrative expenses	316,000	308,243
Asset impairments and other, net	119	3,557
Earnings from operations	2,794	17,897
Interest expense, net	1,177	1,137
Earnings from continuing operations
before income taxes	1,617	16,760

Income tax expense	620	6,196
Earnings from continuing operations	997	10,564

Provision for discontinued operations	(112)	(154)
Net Earnings	$885	$10,410

Earnings Per Share Information
	Three Months Ended
	Apr. 29,	Apr. 30,
In Thousands (except per share amounts)	2017	2016

Average common shares - Basic EPS	19,189	20,815

Basic earnings per share:
From continuing operations	$0.05	$0.51
Net earnings	$0.05	$0.50

Average common and common
equivalent shares - Diluted EPS	19,293	20,990

Diluted earnings per share:
From continuing operations	$0.05	$0.50
Net earnings	$0.05	$0.50

Exhibit 99.1

GENESCO INC.

Consolidated Earnings Summary
	Three Months Ended
	Apr. 29,	Apr. 30,
In Thousands	2017	2016
Sales:
Journeys Group	$284,119	$294,221
Schuh Group	76,456	75,670
Lids Sports Group	176,901	179,376
Johnston & Murphy Group	72,793	69,975
Licensed Brands	33,010	29,466
Corporate and Other	89	85
Net Sales	$643,368	$648,793
Operating Income (Loss):
Journeys Group	$7,472	$19,620
Schuh Group	(687)	(2,661)
Lids Sports Group	(1,786)	6,037
Johnston & Murphy Group	3,820	4,842
Licensed Brands	2,275	1,853
Corporate and Other (1)	(8,300)	(11,794)
Earnings from operations	2,794	17,897
Interest, net	1,177	1,137
Earnings from continuing operations
before income taxes	1,617	16,760
Income tax expense	620	6,196
Earnings from continuing operations	997	10,564

Provision for discontinued operations	(112)	(154)
Net Earnings	$885	$10,410

(1) Includes a $0.1 million charge in the first quarter of Fiscal 2018 for asset impairments.

Includes a $3.6 million charge in the first quarter of Fiscal 2017 which includes $3.4 million for asset impairments and $0.2 million in other legal matters.

Exhibit 99.1

GENESCO INC.

Consolidated Balance Sheet
	Apr. 29,	Apr. 30,
In Thousands	2017	2016
Assets
Cash and cash equivalents	$43,371	$42,750
Accounts receivable	54,314	52,813
Inventories	578,102	551,282
Other current assets	63,899	59,966
Total current assets	739,686	706,811
Property and equipment	342,610	321,068
Goodwill and other intangibles	359,432	379,172
Other non-current assets	37,648	74,092
Total Assets	$1,479,376	$1,481,143
Liabilities and Equity
Accounts payable	$175,588	$166,954
Current portion long-term debt	1,617	14,631
Other current liabilities	115,495	129,428
Total current liabilities	292,700	311,013
Long-term debt	136,390	101,273
Pension liability	6,094	9,660
Deferred rent and other long-term liabilities	131,330	153,511
Equity	912,862	905,686
Total Liabilities and Equity	$1,479,376	$1,481,143

Exhibit 99.1

Genesco Inc.

Retail Units Operated - Three Months Ended April 29, 2017
	Balance			Balance			Balance
	1/30/2016	Open	Close	1/28/2017	Open	Close	4/29/2017
Journeys Group	1,222	51	24	1,249	13	12	1,250
Schuh Group	125	7	4	128	1	—	129
Lids Sports Group*	1,332	15	107	1,240	5	46	1,199
Johnston & Murphy Group	173	8	4	177	1	—	178
Total Retail Units	2,852	81	139	2,794	20	58	2,756

* Includes 124 Locker Room by Lids in Macy's stores as of April 29, 2017.

Comparable Sales (including same store and comparable direct sales)
	Three Months Ended
	Apr. 29,	Apr. 30,
	2017	2016
Journeys Group	(5)%	1%
Schuh Group	10%	(5)%
Lids Sports Group	1%	2%
Johnston & Murphy Group	(3)%	6%
Total Comparable Sales	(1)%	1%

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Reported Earnings from Continuing Operations
Three Months Ended April 29, 2017 and April 30, 2016

	Three Months Ended
	April 29, 2017			April 30, 2016
		Net of	Per Share		Net of	Per Share
In Thousands (except per share amounts)	Pretax	Tax	Amounts	Pretax	Tax	Amounts
Earnings from continuing operations, as reported		$997	$0.05		$10,564	$0.50

Pretax adjustments:
Impairment charges	$119	78	0.01	$3,436	2,205	0.11
Other legal matters	—	—	—	89	57	—
Network intrusion expenses	—	—	—	32	21	—
Total adjustments	$119	78	0.01	$3,557	2,283	0.11

Resolution of income tax matters and other items		24	—		106	0.01

Adjusted earnings from continuing operations (1) and (2)		$1,099	$0.06		$12,953	$0.62

(1) The adjusted tax rate for the first quarter of Fiscal 2018 is 34.2% excluding a FIN 48 discrete item of less than $0.1 million. The adjusted tax rate for the first quarter of Fiscal 2017 is 35.8% excluding a FIN 48 discrete item of less than $0.1 million.

(2) EPS reflects 19.3 and 21.0 million share count for Fiscal 2018 and 2017, respectively, which includes common stock equivalents in both years.

The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Genesco Inc.
Adjustments to Reported Operating Income
Three Months Ended April 29, 2017 and April 30, 2016

	Three Months Ended April 29, 2017
	Operating		Adj Operating
In Thousands	Income	Other Adj	Income
Journeys Group	$7,472	$—	$7,472
Schuh Group	(687)	—	(687)
Lids Sports Group	(1,786)	—	(1,786)
Johnston & Murphy Group	3,820	—	3,820
Licensed Brands	2,275	—	2,275
Corporate and Other	(8,300)	119	(8,181)

Total Operating Income	$2,794	$119	$2,913

Exhibit 99.1

Schedule B

	Three Months Ended April 30, 2016
	Operating		Adj Operating
In Thousands	Income	Other Adj	Income
Journeys Group	$19,620	$—	$19,620
Schuh Group	(2,661)	—	(2,661)
Lids Sports Group	6,037	—	6,037
Johnston & Murphy Group	4,842	—	4,842
Licensed Brands	1,853	—	1,853
Corporate and Other	(11,794)	3,557	(8,237)

Total Operating Income	$17,897	$3,557	$21,454

Genesco Inc.
Adjustments to Forecasted Earnings from Continuing Operations
Fiscal Year Ending February 3, 2018

In Thousands (except per share amounts)	High Guidance		Low Guidance
	Fiscal 2018		Fiscal 2018
Forecasted earnings from continuing operations	$73,137	$3.78	$69,550	$3.60

Adjustments: (1)
Asset impairment and other charges	3,412	0.18	4,060	0.21
Tax impact for share-based awards	1,818	0.09	1,818	0.09
Adjusted forecasted earnings from continuing operations (2)	$78,367	$4.05	$75,428	$3.90

(1) All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2018 is approximately 35.2%.

(2) EPS reflects 19.4 million share count for Fiscal 2018 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.